EXHIBIT  99.1




(BW) (INTERVEST-BANCSHARES) (IBCA)

                        INTERVEST BANCSHARES CORPORATION
                        --------------------------------

               REPORTS 45% INCREASE IN 2005 THIRD QUARTER EARNINGS
               ---------------------------------------------------

        Business Editors - New York - (Business Wire - October 17, 2005)

     Intervest Bancshares Corporation (NASDAQ: IBCA) (the "Company") today reported that its consolidated net earnings for the third quarter of 2005 increased by 45% to $4.6 million or $0.61 per diluted share, from $3.2 million or $0.47 per diluted share reported in the third quarter of 2004. The Company's return on average assets and equity increased to 1.17% and 16.32%, respectively, in the 2005 quarter, from 1.05% and 15.32% in the 2004 quarter. The Company's efficiency ratio, which is a measure of its ability to control expenses as a percentage of its revenues, continues to be favorable and improved to 21% for the third quarter of 2005, from 24% in the 2004 quarter.

     As previously announced, the Company completed in August a public offering of 1,250,000 shares of its Class A common stock for $19.75 per share and in September issued an additional 186,468 shares of Class A common stock for $19.75 per share in connection with the exercise by the underwriters of an option to purchase additional shares to cover over-allotments. The issuance of these shares, after underwriting commissions and expenses, resulted in $26.3 million of additional capital for the Company.

     Consolidated net earnings for the third quarter of 2005 increased by $1.4 million from the third quarter of 2004 due to continued growth in the Company's lending activities. Net interest and dividend income, the Company's primary source of revenues, grew by 46% or $3.3 million. The growth was primarily due to a $304 million increase in average loans outstanding and a higher net interest margin. The Company's net interest margin improved to 2.74% from 2.46% as the yield on the Company's interest-earning assets increased at a faster pace than its cost of funds from the prior year period. Noninterest income increased by $0.3 million due to a higher level of income from loan prepayments. The combined revenue increases of $3.6 million were partially offset by a $0.7 million increase in the provision for loan losses due to a higher level of loan originations, a $1.1 million increase in income tax expense resulting from higher pretax income and a $0.4 million increase in noninterest expenses resulting primarily from payroll cost increases. The Company's effective income tax rate was approximately 43.5% for both reporting periods and it had 68 employees at September 30, 2005, compared to 66 at September 30, 2004.

      Consolidated net earnings for the first nine months of 2005 increased by $3.9 million, or 47%, to $12.3 million, or $1.76 per diluted share, from $8.4 million or $1.25 per diluted share reported in the same period of 2004. The increase reflected a $7.9 million increase in net interest and dividend income resulting primarily from a $322 million increase in average loans outstanding, and a $0.5 million increase in noninterest income due to higher level of income from loan prepayments resulting from the satisfaction of a nonaccrual loan during the second quarter of 2005. The combined revenue increases of $8.4 million were partially offset primarily by a $3.1 million increase in income tax expense resulting from higher pretax income, and a $1.6 million increase in noninterest expenses resulting from $1.1 million in payroll cost increases, $0.2 million of additional expenses associated with complying with the Sarbanes Oxley requirements on internal controls, a $0.1 million Nasdaq National Market entry fee and a $0.2 million aggregate increase in data processing, insurance and advertising expenses due to the Company's growth.

     Total consolidated assets at September 30, 2005 increased by 24% to $1.6 billion from $1.3 billion at December 31, 2004. The increase is primarily reflected in the growth in the Company's loan portfolio.

     Total consolidated loans, net of unearned fees, at September 30, 2005 increased by 30% to $1.3 billion from $1.0 billion at December 31, 2004. The increase was due to new mortgage loan originations secured by commercial and multifamily real estate exceeding principal repayments. New loan originations totaled $220.7 million for the third quarter of 2005 and $545.3 million for the first nine months of 2005, compared to $139.0 million and $477.6 million, respectively, for the same periods of 2004.

     Total consolidated security investments at September 30, 2005 amounted to $243.8 million, compared to $254.0 million at December 31, 2004. The decrease reflected maturities exceeding new purchases during the period. The investment portfolio at September 30, 2005 had a weighted-average remaining maturity of 1.1 years and a yield of 2.91%, compared to 1.4 years and a yield of 2.33% at December 31, 2004. The Company invests in short-term (up to 5 year maturities) U.S. government agency debt obligations to emphasize liquidity.

     Total consolidated cash and other short-term investments at September 30, 2005 increased to $43.0 million from $24.6 million at December 31, 2004. The increase reflected the temporary investment of deposit inflows during September. A portion of these funds is expected to fund new loans.

     Total consolidated deposits at September 30, 2005 increased by 31% to $1.3 billion, from $993.9 million at December 31, 2004, reflecting an increase in certificate of deposit accounts of $305.7 million and an increase in checking, savings and money market accounts totaling $2.7 million.

     Total consolidated borrowed funds and related interest payable decreased by 21% to $160.5 million at September 30, 2005, from $202.7 million at December 31, 2004. The decrease was due to the full repayment of $36.0 million of short-term FHLBNY borrowings by Intervest National Bank, and a net decrease of $6.3 million of Intervest Mortgage Corporation's outstanding debentures and related accrued interest payable resulting from repayments exceeding new issues during the period.

     Total consolidated stockholders' equity at September 30, 2005 increased by 43% to $129.2 million, from $90.1 million at December 31, 2004. The increase reflects the $26.3 million from the issuance of stock as noted earlier in this release, net earnings of $12.3 million and $0.5 million from the conversion of convertible debentures into common stock at the election of debenture holders. The Company's book value per common share increased to $16.69 at September 30, 2005, from $14.37 at December 31, 2004.

     Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank, that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of five full-service banking offices in Clearwater and Gulfport, Florida; Intervest Mortgage Corporation, a mortgage investment company; and Intervest Securities
Corporation, a broker/dealer and an NASD member firm. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation's Class A Common Stock is listed on the NASDAQ National Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company's actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions in the Company's market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition. Reference is made to the Company's filings with the SEC for further discussion of risks and uncertainties regarding the Company's business. Historical results are not necessarily indicative of the future prospects of the Company.

CONTACT: JEROME DANSKER, CHAIRMAN, INTERVEST BANCSHARES CORPORATION One Rockefeller Plaza (Suite 400)
          New York, New York 10020-2002
          212-218-2800 Fax - 212-218-2808

              SELECTED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS.

                                      INTERVEST BANCSHARES CORPORATION
                                      --------------------------------
                                 SELECTED CONSOLIDATED FINANCIAL INFORMATION
------------------------------------------------------------------------------------------------------------
                                                                QUARTER ENDED          NINE-MONTHS ENDED
(Dollars in thousands, except per share amounts)                SEPTEMBER 30,           SEPTEMBER 30,
                                                          --------------------------------------------------
                                                             2005         2004         2005         2004
------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Interest and dividend income . . . . . . . . . . . . . .  $   25,761   $   17,655   $   69,025   $   47,639
Interest expense . . . . . . . . . . . . . . . . . . . .      15,106       10,348       40,889       27,429
                                                          --------------------------------------------------
Net interest and dividend income . . . . . . . . . . . .      10,655        7,307       28,136       20,210
Provision for loan losses. . . . . . . . . . . . . . . .       1,803        1,067        3,288        3,428
                                                          --------------------------------------------------
Net interest and dividend income
  after provision for loan losses. . . . . . . . . . . .       8,852        6,240       24,848       16,782
Noninterest income . . . . . . . . . . . . . . . . . . .       1,813        1,477        4,700        4,158
Noninterest expenses . . . . . . . . . . . . . . . . . .       2,566        2,141        7,689        6,104
                                                          --------------------------------------------------
Earnings before income taxes . . . . . . . . . . . . . .       8,099        5,576       21,859       14,836
Provision for income taxes . . . . . . . . . . . . . . .       3,533        2,424        9,522        6,444
                                                          --------------------------------------------------
NET EARNINGS . . . . . . . . . . . . . . . . . . . . . .  $    4,566   $    3,152   $   12,337   $    8,392
                                                          ==================================================

BASIC EARNINGS PER SHARE . . . . . . . . . . . . . . . .  $     0.66   $     0.52   $     1.90   $     1.39
DILUTED EARNINGS PER SHARE . . . . . . . . . . . . . . .  $     0.61   $     0.47   $     1.76   $     1.25

Adjusted net earnings for diluted earnings per share (1)  $    4,621   $    3,235   $   12,502   $    8,639
Weighted-average common shares and common
equivalent shares outstanding for computing:
  Basic earnings per share . . . . . . . . . . . . . . .   6,967,473    6,048,075    6,508,297    6,046,339
  Diluted earnings per share (2) . . . . . . . . . . . .   7,572,891    6,896,727    7,106,540    6,897,384
Common shares outstanding at end of period . . . . . . .   7,739,903    6,048,075    7,739,903    6,048,075
Common stock warrants outstanding at end of period . . .     696,465      696,465      696,465      696,465

Yield on interest-earning assets . . . . . . . . . . . .        6.63%        5.94%        6.39%        6.05%
Cost of funds. . . . . . . . . . . . . . . . . . . . . .        4.26%        3.80%        4.14%        3.83%
Net interest margin. . . . . . . . . . . . . . . . . . .        2.74%        2.46%        2.61%        2.57%
Return on average assets (3) . . . . . . . . . . . . . .        1.17%        1.05%        1.13%        1.05%
Return on average equity (3) . . . . . . . . . . . . . .       16.32%       15.32%       16.53%       14.08%
Effective income tax rate. . . . . . . . . . . . . . . .       43.62%       43.47%       43.56%       43.43%
Efficiency ratio (4) . . . . . . . . . . . . . . . . . .          21%          24%          23%          25%
------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                         AT           AT           AT           AT           AT
                                                     -----------  -----------  -----------  -----------  -----------
                                                       SEP 30,      JUN 30,      MAR 31,      DEC 31,      SEP 30,
                                                     -----------  -----------  -----------  -----------  -----------
SELECTED FINANCIAL CONDITION INFORMATION:               2005         2005         2005         2004         2004
--------------------------------------------------------------------------------------------------------------------
Total assets. . . . . . . . . . . . . . . . . . . .  $1,630,845   $1,511,604   $1,427,439   $1,316,751   $1,269,256
Total cash and short-term investments . . . . . . .  $   43,023   $   75,197   $   49,347   $   24,599   $   47,138
Total securities held to maturity . . . . . . . . .  $  237,724   $  231,630   $  254,754   $  248,888   $  255,340
Total FRB and FHLB stock. . . . . . . . . . . . . .  $    6,118   $    5,983   $    5,092   $    5,092   $    4,642
Total loans, net of unearned fees . . . . . . . . .  $1,319,155   $1,174,107   $1,095,161   $1,015,396   $  939,001
Total deposits. . . . . . . . . . . . . . . . . . .  $1,302,309   $1,217,506   $1,123,657   $  993,872   $  976,392
Total borrowed funds and accrued interest payable .  $  160,491   $  163,021   $  177,995   $  202,682   $  180,368
Total stockholders' equity. . . . . . . . . . . . .  $  129,207   $   97,975   $   93,376   $   90,094   $   84,410
Total allowance for loan losses . . . . . . . . . .  $   14,394   $   12,591   $   12,139   $   11,106   $   10,008
Total loans ninety days past due and still accruing  $    2,672   $    2,672   $        -   $        -   $        -
Total nonperforming loans . . . . . . . . . . . . .  $      750   $      750   $    4,607   $    4,607   $    5,226
Total loan chargeoffs . . . . . . . . . . . . . . .  $        -   $        -   $        -   $        -   $        -
Book value per common share . . . . . . . . . . . .  $    16.69   $    15.60   $    14.88   $    14.37   $    13.96
Allowance for loan losses / net loans . . . . . . .        1.09%        1.07%        1.11%        1.09%        1.07%
--------------------------------------------------------------------------------------------------------------------

(1) Represents net earnings plus interest expense on dilutive convertible debentures, net of taxes, that would not occur if the convertible debentures were assumed to be converted for purposes of computing diluted earnings per share.

(2) Diluted EPS includes shares that would be outstanding if dilutive common stock warrants and convertible debentures were assumed to be exercised/converted during the period. All outstanding warrants were considered for the EPS computations.

     Convertible debentures (principal and accrued interest) outstanding at September 30, 2005 and 2004 totaling $4,572,000 and $7,328,000, respectively, were convertible into common stock at a price of $14.00 per share in 2005 and $12.00 per share in 2004. Assumed conversion results in additional common shares (based on average balances outstanding) of approximately 337,000 in the 2005 EPS computations and 605,000 in the 2004 EPS computations.

(3)  Returns for the quarter and nine-month periods have been annualized.

(4) Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

                                           INTERVEST BANCSHARES CORPORATION
                                           --------------------------------
                                           CONSOLIDATED FINANCIAL HIGHLIGHTS

---------------------------------------------------------------------------------------------------------------
                                                                  At or For The Period Ended
                                                ---------------------------------------------------------------
                                                Nine-Months     Year         Year         Year         Year
                                                   Ended       Ended        Ended        Ended        Ended
($ in thousands, except per share amounts)        Sep 30,      Dec 31,      Dec 31,      Dec 31,      Dec 31,
                                                   2005         2004         2003         2002         2001
---------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:
Total assets . . . . . . . . . . . . . . . . .  $1,630,845   $1,316,751   $  911,523   $  686,443   $  513,086
Asset growth rate. . . . . . . . . . . . . . .          24%          44%          33%          34%          23%
Total loans, net of unearned fees. . . . . . .  $1,319,155   $1,015,396   $  671,125   $  489,912   $  368,526
Loan growth rate . . . . . . . . . . . . . . .          30%          51%          37%          33%          38%
Total deposits . . . . . . . . . . . . . . . .  $1,302,309   $  993,872   $  675,513   $  505,958   $  362,437
Deposit growth rate. . . . . . . . . . . . . .          31%          47%          34%          40%          21%
Loans/deposits (Intervest National Bank) . . .          89%          86%          79%          76%          79%
Borrowed funds and accrued interest payable. .  $  160,491   $  202,682   $  140,383   $  114,032   $  100,374
Stockholders' equity . . . . . . . . . . . . .  $  129,207   $   90,094   $   75,385   $   53,126   $   40,395
Common shares outstanding (1). . . . . . . . .   7,739,903    6,271,433    5,988,377    4,703,087    3,899,629
Common book value per share. . . . . . . . . .  $    16.69   $    14.37   $    12.59   $    11.30   $    10.36
Market price per common share. . . . . . . . .  $    22.01   $    19.74   $    14.65   $    10.80   $     7.40
---------------------------------------------------------------------------------------------------------------
ASSET QUALITY HIGHLIGHTS
Nonperforming loans. . . . . . . . . . . . . .  $      750   $    4,607   $    8,474   $        -   $    1,243
Allowance for loan losses. . . . . . . . . . .  $   14,394   $   11,106   $    6,580   $    4,611   $    3,380
Loans ninety days past due and still accruing.  $    2,672   $        -   $        -   $        -   $        -
Loan recoveries (2). . . . . . . . . . . . . .  $        -   $        -   $        -   $      107   $        -
Loan chargeoffs (3). . . . . . . . . . . . . .  $        -   $        -   $        -   $      150   $        -
Foreclosed real estate . . . . . . . . . . . .  $        -   $        -   $        -   $    1,081   $        -
Allowance for loan losses / net loans. . . . .        1.09%        1.09%        0.98%        0.94%        0.92%
---------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS HIGHLIGHTS:
Interest and dividend income . . . . . . . . .  $   69,025   $   66,549   $   50,464   $   43,479   $   35,462
Interest expense . . . . . . . . . . . . . . .      40,889       38,683       28,564       26,325       24,714
                                                ---------------------------------------------------------------
Net interest and dividend income . . . . . . .      28,136       27,866       21,900       17,154       10,748
Provision for loan losses. . . . . . . . . . .       3,288        4,526        1,969        1,274          612
Noninterest income . . . . . . . . . . . . . .       4,700        5,140        3,321        2,218        1,655
Noninterest expenses . . . . . . . . . . . . .       7,689        8,251        7,259        6,479        5,303
                                                ---------------------------------------------------------------
Earnings before income taxes . . . . . . . . .      21,859       20,229       15,993       11,619        6,488
Provision for income taxes . . . . . . . . . .       9,522        8,776        6,873        4,713        2,710
                                                ---------------------------------------------------------------
Net earnings . . . . . . . . . . . . . . . . .  $   12,337   $   11,453   $    9,120   $    6,906   $    3,778
                                                ---------------------------------------------------------------
Basic earnings per share . . . . . . . . . . .  $     1.90   $     1.89   $     1.85   $     1.71   $     0.97
Diluted earnings per share . . . . . . . . . .  $     1.76   $     1.71   $     1.53   $     1.37   $     0.97
Adjusted net earnings used to calculate
    diluted earnings per share . . . . . . . .  $   12,502   $   11,707   $    9,572   $    7,342   $    3,778
Average common shares used to calculate:
  Basic earnings per share . . . . . . . . . .   6,508,297    6,068,755    4,938,995    4,043,619    3,899,629
  Diluted earnings per share . . . . . . . . .   7,106,540    6,826,176    6,257,720    5,348,121    3,899,629
Net interest margin. . . . . . . . . . . . . .        2.61%        2.52%        2.90%        2.88%        2.47%
Return on average assets (4) . . . . . . . . .        1.13%        1.02%        1.19%        1.13%        0.85%
Return on average equity (4) . . . . . . . . .       16.53%       14.14%       15.34%       15.56%        9.94%
Effective income tax rate. . . . . . . . . . .       43.56%       43.38%       42.98%       40.56%       41.77%
Efficiency ratio (5) . . . . . . . . . . . . .          23%          25%          29%          33%          43%
Full-service banking offices . . . . . . . . .           6            6            6            6            6
---------------------------------------------------------------------------------------------------------------

(1) The increase in shares in 2005 from 2004 was due to 1,436,468 from a public offering of Class A common stock and 32,002 from the conversion of convertible debentures into Class A common stock. The increase in 2004 from 2003 was due to 42,510 from the exercise of Class A common stock warrants and 240,546 from the conversion of convertible debentures. The increase in 2003 from 2002 was due to the following: 945,717 from the exercise of Class A common stock warrants; 309,573 from the conversion of convertible debentures; and 30,000 from newly issued Class B common stock in connection with the acquisition of Intervest Securities Corporation. The increase in 2002 from 2001 was all due to the exercise of Class A common stock warrants.

(2) The amount for 2002 represents proceeds received from the sale of collateral from a loan that was charged off prior to 1997.

(3) The amount for 2002 represents a chargeoff taken in connection with the transfer of a nonperforming loan to foreclosed real estate.

(4)  Returns for the nine-month period are annualized.

(5) Noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.